Exhibit 99.1

Cigna Announces Appointment of George Kurian to Board of Directors

BLOOMFIELD, Conn., Jan 12, 2021 – Global health service company Cigna Corporation (NYSE:CI) today announced that George Kurian has been appointed to Cigna’s Board of Directors. His appointment is effective March 1, 2021.

Mr. Kurian currently serves as chief executive officer of NetApp, Inc., a cloud-led, data-centric, software company. Prior to joining NetApp in 2011, he served as vice president and general manager of Application Networking and Switching Technology at Cisco Systems. An engineer by training, Mr. Kurian has also previously held product strategy and consulting roles at Akamai Technologies, McKinsey & Company and Oracle Corporation.

“With a wealth of product development, business leadership and customer engagement expertise, George brings a valuable perspective to Cigna’s Board of Directors as we execute on our strategic priorities to take on the greatest challenges in health care today,” said Isaiah Harris Jr., Cigna Chairman of the Board.

“We are pleased to welcome George as a new independent director to the Cigna Board,” said David M. Cordani, Cigna president and chief executive officer. “His deep experience in innovative, high-technology global businesses will be invaluable to Cigna as we continue to grow our business and transform the healthcare experience for customers, clients, providers and all of those we serve.”

About Cigna

Cigna Corporation is a global health service company dedicated to improving the health, well-being and peace of mind of those we serve. Cigna delivers choice, predictability, affordability and access to quality care through integrated capabilities and connected, personalized solutions that advance whole person health. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Evernorth companies or their affiliates and Express Scripts companies or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits and other related products.

Cigna maintains sales capability in over 30 countries and jurisdictions, and has more than 170 million customer relationships around the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

Media Contact

Lauren Borghard

1 (860) 840-4354

Lauren.borghard@cigna.com